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ADAPTEC, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS HOLDINGS L.P. STEEL PARTNERS LLC STEEL PARTNERS II GP LLC WARREN G. LICHTENSTEIN JACK L. HOWARD JOHN J. QUICKE
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Steel Partners II, L.P. (“SP II”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a consent statement and an accompanying WHITE consent card to be used to solicit consents from stockholders of Adaptec. Inc., a Delaware corporation (“Adaptec”) for the removal of two directors, Sundi Sundaresh and Robert Loarie, from the Board of Directors of Adaptec.

On September 30, 2009, SP II issued the following press release:

Steel Partners Seeks Shareholder Support to Remove Two Adaptec Directors

Criticizes Directors Who Opposed Recommendation of Company’s Independent Financial Advisor That the Company Conduct a Sale Process for Its Business Operations

Says Legacy Directors and CEO Sundaresh Destroyed Value, Made Mockery of Corporate Governance

NEW YORK--(BUSINESS WIRE)--Steel Partners II, L.P. (“Steel Partners”) today sent a letter to stockholders of Adaptec, Inc. (“Adaptec” or the “Company”) (NASDAQ: ADPT - News) requesting support for its consent solicitation to remove two incumbent directors: CEO Sundi Sundaresh and Robert Loarie. Steel Partners, Adaptec’s largest investor, noted that Messrs. Sundaresh and Loarie are two of the directors who recently opposed a recommendation by the Company’s own independent financial advisor and Strategic Committee that the Company initiate a sale process to seek a buyer for the Company’s business operations. Steel Partners believes this is the best way to maximize stockholder value at Adaptec.

Messrs. Sundaresh and Loarie are also two of the Legacy Directors who recently took secretive and aggressive measures to further consolidate their control of Adaptec, which included ousting a stockholder representative from the position of Chairman of the Board and informing the Board that at least two stockholder representatives would not be re-nominated for election as directors, both of which occurred after the nomination deadline for this year’s Annual Meeting had already passed.

In the letter to stockholders, Steel Partners pointed out that the Legacy Directors prefer to stay the course with the same CEO, Sundi Sundaresh, despite his apparent inability to develop a profitable business plan based on growth, and under whose leadership the Company has lost over $270 million since he took office.

“Stockholders have suffered mightily under the watch of the Legacy Directors who have failed time and time again to enhance stockholder value. While they appear to be more concerned with entrenching themselves and protecting their own positions and compensation as directors, we are solely focused on maximizing value for all stockholders. That is why we are asking you to remove Messrs. Loarie and Sundaresh, the two directors whom we believe to be most responsible for the failures at Adaptec,” wrote Warren Lichtenstein of Steel Partners in the letter. He added: “We cannot afford to sit idly by and allow the Legacy Directors to reconstitute the Board with three new handpicked nominees and avoid accountability to the stockholders.”

Full text of the letter to stockholders follows:

ATTENTION ADAPTEC STOCKHOLDERS

CERTAIN MEMBERS OF THE BOARD ARE NOT ACTING IN YOUR BEST INTERESTS!

RETURN YOUR WHITE CONSENT CARD TODAY!

Dear Fellow Stockholder:

Steel Partners II, L.P. (“Steel Partners” or “we”) is the largest stockholder of Adaptec, Inc. (“Adaptec” or the “Company”), owning approximately 11.0% of its outstanding shares of common stock. We are a long-term committed stockholder of the Company and are at odds with certain members of the Company’s Board of Directors over the future strategic direction of Adaptec. These directors are seeking to continue with a highly questionable and risky business plan that has resulted in declining revenues and substantial operating losses since FY 2005, and which we believe includes making additional acquisitions.

The best way to maximize stockholder value at Adaptec, in our opinion, is through a sale of the Company’s remaining business operations to the highest bidder and the monetization of the Company’s intellectual property, real estate and tax assets.

CERTAIN DIRECTORS RECENTLY VOTED AGAINST THE STRATEGIC ALTERNATIVE RECOMMENDED
BY THE COMPANY’S INDEPENDENT FINANCIAL ADVISOR AND STRATEGIC COMMITTEE

Earlier this year, the Board unanimously approved the formation of a Strategic Committee and the hiring of an investment bank to review and explore strategic alternatives designed to maximize stockholder value. Recently, as part of this process, the Company’s independent financial advisor and the Strategic Committee recommended that the Company conduct a sale process to seek bids for the Company’s remaining business operations. We are now at a critical juncture since directors Robert Loarie, Joseph Kennedy and CEO Sundi Sundaresh voted against this recommendation. We are fully committed to exploring all strategic alternatives to maximize the value of Adaptec. Mr. Sundaresh and certain other directors clearly are not!

DO NOT BE MISLED! IT WAS NOT OUR DESIRE TO ENGAGE IN A CONSENT SOLICITATION AT THIS TIME

You may be wondering why we are undertaking a consent solicitation at this time to remove two incumbent directors. Make no mistake about it -- this solicitation was not our preference. Unfortunately, certain members of the Board, specifically CEO Sundi Sundaresh, Jon S. Castor, Joseph S. Kennedy, Robert J. Loarie and Douglas E. Van Houweling (the “Legacy Directors”) blindsided us at a recent Board meeting by announcing their intention not to re-nominate at least two of the three new directors elected as part of a December 2007 settlement between the Company and us, including a stockholder representative, in the Company’s slate of nominees at the 2009 Annual Meeting. Their plan has now become a reality. Three experienced members of the Board, Larry Ruisi, John Mutch and Jon Castor, have decided not to stand for re-election, and the Legacy Directors have decided not to re-nominate John Quicke, a highly experienced director, operations manager and stockholder representative.

At the same Board meeting, the Legacy Directors also acted to remove and replace Jack Howard, a stockholder representative, as Chairman of the Board without providing any notice or reasons and unilaterally appointed one of their own, Joseph Kennedy (who is currently unemployed since his exit as CEO of Omneon, Inc. in May 2008) as Chairman of the Board and decided to pay Mr. Kennedy an extra $8,000 a month. The Legacy Directors took these aggressive actions to further consolidate their control of Adaptec knowing that the deadline for nominations had already passed for the 2009 Annual Meeting. We have repeatedly offered to withdraw the consent solicitation if the Board would allow us, or any stockholder, to nominate directors for the Annual Meeting. The Legacy Directors have not been willing to do this, choosing instead to use their preemptive strike in an attempt to protect their own power and position.

We are undertaking this consent solicitation because:

•	We disagree with the Legacy Directors about the future direction of Adaptec;

•	We have lost faith in Mr. Sundaresh’s ability to perform and deliver value as the Company’s CEO;

•	We cannot afford to sit idly by and allow the Legacy Directors to reconstitute the Board with three new handpicked nominees and avoid accountability to the stockholders;

•	We fear the Legacy Directors, along with management, will squander the significant cash resources at Adaptec on ill-conceived business strategies and acquisitions; and

•	We do not believe the interests of the Legacy Directors are aligned with the best interests of stockholders.

Our consent solicitation is in direct response to the unprovoked and unwarranted aggressive actions by the Legacy Directors that serve only to entrench them and to disenfranchise stockholders. If we are successful in removing Messrs. Sundaresh and Loarie, we would seek to postpone the 2009 Annual Meeting, open up the nomination process and allow stockholders, the true owners of the Company, to have a say in its future direction.

Stockholders have suffered mightily under the watch of the Legacy Directors who have failed time and time again to enhance stockholder value. That is why we are asking you to remove Messrs. Loarie and Sundaresh, the two directors whom we believe to be most responsible for the failures at Adaptec. Removal of Messrs. Sundaresh and Loarie will allow the Company to have a Board that will better represent the interests of stockholders, ensure that management exercises the discipline needed to preserve and enhance stockholder value and continue with the process of selling the business and maximizing the value of Adaptec. A Board without adequate stockholder representation that is left to proceed without accountability to the stockholders under the control of the Legacy Directors could be disastrous.

WE DISAGREE WITH THE LEGACY DIRECTORS ABOUT THE FUTURE DIRECTION OF ADAPTEC

This consent solicitation is about the future direction of the Company. Even though the Company has recently traded at a substantial negative enterprise value, we believe there is real value in the Company’s remaining operations and other assets in the right ownership hands and under the right leadership. We believe the best way to maximize stockholder value is to find a strategic buyer for the Company’s remaining operating businesses and to monetize the Company’s valuable intellectual property and other assets. Unfortunately, it appears that the Legacy Directors prefer to stay the course with the same CEO who has been unable to develop a profitable business plan based on growth, and under whose leadership the Company has lost over $270 million and has seen its share price decline approximately 40% from $4.87 when he took office to $2.91 as of the day before we commenced our solicitation. In its preliminary proxy the Company tells you the Board formed a committee in May 2009 to review and explore the strategic alternatives of the Company. What they don’t tell you is that three Legacy Directors, Messrs. Sundaresh, Loarie and Kennedy, recently voted against a proposal to proceed with the strategic alternative recommended by the Company’s financial advisor and the Strategic Committee.

We believe their motivations are to entrench themselves in order to preserve Mr. Sundaresh as CEO and their compensation and position as directors. History has shown that the Legacy Directors have made poor strategic and acquisition decisions that have had disastrous consequences for Adaptec and its stockholders. It is clear to us that there are some directors who have forgotten that their fiduciary duties of care and loyalty are to the Company’s stockholders and not the CEO.

WE HAVE LOST FAITH IN MR. SUNDARESH’S ABILITY TO PERFORM AND DELIVER VALUE AS THE COMPANY’S CEO

Since joining the Board in 2007, our director representatives have worked vigorously and diligently with the Legacy Directors and the CEO to try to improve current operating results, to align management compensation with performance and to create value for all stockholders. During this time, we have pressed Mr. Sundaresh to develop a business plan and strategy that generates growing revenues and eliminates operating losses in order for the Company to become profitable. Unfortunately, Mr. Sundaresh has been unable to deliver or execute a viable business strategy for turning the Company around. In fact, Mr. Sundaresh’s business plan and prospects for the Company has changed dramatically twice in just the past six months alone. The appointment of Mr. Kennedy to perform duties that are the responsibility of the CEO only underscores our position that Mr. Sundaresh is underperforming. Further, the Company incurred a loss of approximately $32 million (which includes goodwill write-downs) in the second half of the Fiscal Year ended March 31, 2009 (FY09), and a loss of approximately $4.5 million in the First Quarter of FY10 on revenue of $21.7 million. Compare this to First Quarter of FY08 when the Company incurred a loss of approximately $700,000 (before restructuring charges) on revenue of $31.5 million.

The business is collapsing, yet the Company is praising Mr. Sundaresh’s leadership as contributing to the Company’s “improving fortunes” and claiming that his business plan is “gaining traction.” Since he became CEO in November 2005, the Company has suffered total operating losses of approximately $270.9 million, net revenue has declined from approximately $344 million in FY 2006 to approximately $114.8 million in FY 2009, the Company’s enterprise value has declined from approximately $298.5 million to approximately negative $34.4 million and the Company’s stock price has declined approximately 40%.

Mr. Sundaresh recently voted against a proposal to proceed with the strategic alternative recommended by the Company’s independent financial advisor to maximize stockholder value. Last year, Mr. Sundaresh emphatically advised the Board that the Aristos acquisition was essential for the Company, would breathe new life into the Company’s declining OEM business and allow Adaptec to once again bring ASIC capabilities in-house. This acquisition has proven to be a financial disaster with the Company recording an impairment charge of $16.9 in connection with its acquisition of Aristos. Now, while the Company’s revenues are in a free fall and operating losses are accelerating, the Legacy Directors have taken actions to preserve Mr. Sundaresh as CEO and to entrench themselves.

THE LEGACY DIRECTORS WANT YOU TO IGNORE THEIR PAST MISTAKES AND VALUE DESTRUCTION

We have serious concerns with the ability of the Legacy Directors to properly allocate and invest our capital, as evidenced by prior and continuing operating losses and failed acquisitions. We do not believe the Legacy Directors have the best interests of the stockholders in mind in pursuing their risky business plan. If the Legacy Directors are truly committed to taking actions in stockholders’ best interests, then why have they rejected our recent proposal to put significant transactions up for stockholder approval? It is the stockholders who have been harmed by the Company’s mistakes, and the stockholders should not bear the risk of pursuing additional speculative business strategies or acquisitions under the watch of the Legacy Directors. Our primary concern is that the Legacy Directors, if left unchecked, will allow management to squander the significant cash resources at Adaptec on ill-conceived and risky business strategies and acquisitions.

WE FEAR THE LEGACY DIRECTORS MAY SEEK A POTENTIAL LARGE ACQUISITION UTILIZING
THE COMPANY’S CASH ON HAND

We believe the Legacy Directors took steps to reduce our representation on the Board and diminish our influence so they can potentially proceed with a highly speculative business plan, which may include incurring additional significant operating losses and seeking additional acquisitions. We believe their plan will fail and likely destroy more value and burn more cash. The Company’s significant cash-on-hand represents a major asset that has been mismanaged by certain of the Legacy Directors since 2002. Most of the Legacy Directors approved and oversaw a string of failed acquisitions beginning in 2002 that has resulted in significant destruction of stockholder value. In fact, during the past seven years, the Company has made acquisitions that have resulted in write-offs in excess of approximately $220 million.

Just last year the Board gave Mr. Sundaresh the benefit of the doubt in allowing him to proceed with the acquisition of Aristos Logic Corporation, one which he unequivocally championed, and which has ultimately proved a failure. The stockholders cannot afford any more failed business plans or acquisitions championed by Mr. Sundaresh.

THE LEGACY DIRECTORS DO NOT WANT TO BE HELD ACCOUNTABLE TO THE STOCKHOLDERS

We strongly believe that a significant motivation of the Legacy Directors in hastily replacing Mr. Howard as Chairman of the Board without reason or notice was to eliminate Mr. Howard’s ability as Chairman to call a special meeting of the Company’s stockholders. Mr. Howard’s position as Chairman provided the stockholders with certain protections. The Legacy Directors have stripped the stockholders of these protections, we believe, in order to pursue their own self-serving agenda and to further entrench themselves. We have asked that the Board submit any acquisition by the Company for a purchase price (in cash or stock) in excess of $100 million for stockholder approval. Their refusal only shows that the Legacy Directors do not want stockholders to have a say in the future direction of our Company.

THE LEGACY DIRECTORS HAVE MADE A MOCKERY OUT OF CORPORATE GOVERNANCE

The Legacy Directors have made a mockery out of corporate governance through their self-serving entrenchment agenda aimed at avoiding accountability for their long history of weak oversight and poor judgment. In particular:

(1)
They removed Jack Howard as Chairman of the Board without justification and then mistakenly installed Joe Kennedy in a position that pays him $8,000 a month as Executive Chairman when the Bylaws do not even provide for such a position.

(2)
They informed us after the nomination deadline that they would not be re-nominating at least two of our director representatives, and then refused to waive the nomination deadline to avoid the consent solicitation and allow stockholders to have a choice and level playing field at the Annual Meeting.

(3)	They allowed Mr. Sundaresh to personally recruit three new director nominees who collectively lack experience and qualifications to serve on the Board.

WE DO NOT BELIEVE THE INTERESTS OF THE LEGACY DIRECTORS ARE ALIGNED WITH
THE BEST INTERESTS OF STOCKHOLDERS

We believe the apparent lack of concern for stockholder value is at least in part due to the fact that the Legacy Directors have little personal stake in the company. It should be noted that collectively the Legacy Directors beneficially own less than 1% of the Company. Almost all of the shares owned by them were granted by the Company as compensation for their Board or management services. The Legacy Directors have collectively served on the Board for close to fifty (50) years yet have very little, if any, of their own “skin in the game.”

Even the Legacy Directors, themselves, seem to lack confidence in their ability to restore and enhance stockholder value. Despite the fact that the Company’s stock has traded at a discount to cash for most of the past two years, the Legacy Directors have collectively purchased only 10,000 shares of stock during this time period with their own money. To the contrary, during their service, the Legacy Directors have taken HUNDREDS of THOUSANDS of dollars out of your Company in the form of compensation.

THE LEGACY DIRECTORS DEMANDED WE AGREE TO AN 18-MONTH STANDSTILL AND
CLEANSE THEM FROM PRIOR ACTIONS IN ORDER FOR US TO NOMINATE AND
GIVE STOCKHOLDERS A CHOICE OF DIRECTORS AT THE 2009 ANNUAL MEETING

In order for us to nominate and give stockholders a choice of directors at this year’s Annual Meeting, the Legacy Directors demanded that we agree to an unwarranted 18-month standstill provision and also agree to state publicly that the Legacy Directors have not committed any violation of laws or SEC rules, including any breach of the Company’s Bylaws, Charter and Corporate Governance Principles, or their respective fiduciary duties. We cannot understand how they could expect us to make such a public acknowledgement when even their own counsel would not opine that there had been no violations or breaches by the Legacy Directors. Also, it is unheard of to be forced to agree to an 18-month standstill just to have the right to nominate directors at an Annual Meeting. The unreasonable demands made by the Legacy Directors make us question their real intent in having the discussions. Clearly, the only reason this settlement failed is because the Legacy Directors continue to look after their own self interests and not the best interests of the Company’s stockholders.

If the nomination deadline is waived, then stockholders -- not the Legacy Directors -- would have the opportunity to determine the composition of the Board and the future of the Company. However, it appears that the Legacy Directors’ intention all along has been to try to silence stockholders and entrench themselves, while attempting to avoid accountability for their widespread destruction of stockholder value.

THE LEGACY DIRECTORS ARE RECONSTITUTING THE BOARD WITH THREE NEW HANDPICKED NOMINEES

The Legacy Directors informed Mr. Quicke, a highly experienced director, operations manager and representative of the Company’s largest stockholder, that he would not be re-nominated. In a move clearly designed to further their agenda, they also did not re-nominate Mr. Loarie. Apparently, they must agree with our reasons for removing Mr. Loarie from the Board. Three other directors, Messrs. Castor, Mutch and Ruisi, recently informed the Board that they will not be standing for re-election at the 2009 Annual Meeting. Now, certain of the Legacy Directors have taken steps to reconstitute the Board to their liking. They would have you believe that they undertook a comprehensive search process to identify three new, highly qualified independent director nominees. Do not be misled. The truth is the Legacy Directors did not hire an independent, third-party executive search firm to seek out potential candidates, but instead delegated to the Company’s CEO the ability to handpick his Board and usurp the role and responsibility of the Governance and Nominating Committee in the process. In fact, two of the three new director nominees, Paul Hansen and Gopal Venkatesh, were former employees of Adaptec and have past business relationships with Mr. Sundaresh. We have also learned that Mr. Nikl was recommended to Mr. Sundaresh by Keith Barnes, an acquaintance of Mr. Sundaresh who is Chairman and CEO of Verigy, Ltd. where Mr. Nikl works.

These new director nominees lack board experience and have a poor track record in what little experience they do have. Mr. Nikl has not served on the board of a public company and Messrs. Hansen and Venkatesh have served on only one public company board together. Mr. Hansen has been a director of Ikanos Communications since July 2004 and Mr. Venkatesh served as a director of Ikanos from November 2001 to August 2009, and as Chairman for his last three years there. Ikanos precipitously declined from a high of $24.55 on February 17, 2006 to $1.77 as of August 24, 2009, the day Mr. Venkatesh “resigned” from the board.

The Legacy Directors are replacing directors who would not “rubber-stamp” Mr. Sundaresh’s business plan with new directors who we believe will not ask the tough questions and are amenable to whatever course of action Mr. Sundaresh recommends.

We are also concerned that there will be no continuing members on the Company’s Compensation Committee or Audit Committee. Prior to our directors joining the Board in late 2007, RiskMetrics Group took the position that stockholders should withhold votes on members of the Compensation Committee because of the disconnect between Mr. Sundaresh’s compensation and the Company’s performance. Over the past two years, the Compensation Committee has made substantial progress in aligning the CEO’s compensation with the Company’s performance. Our director representatives advocated the change from “tenure-based” restricted stock to “performance-based” restricted stock for senior managers. The new proposed Compensation Committee would be comprised of Legacy Directors Joe Kennedy and Doug Van Houweling, and Jack Howard. Mr. Howard will have no influence on this committee due to legacy control as seen on the current Governance and Nominating Committee. Ask yourself if the reconstitution of this Board and Board committees is in your best interests. Ask yourself if the new director nominees, who are beholden to Mr. Sundaresh, will be able to provide proper oversight and accountability. We think the answers are clear.

OUR INTERESTS ARE DIRECTLY ALIGNED WITH YOURS -- THE INTERESTS OF THE LEGACY DIRECTORS ARE NOT

Our director representatives are committed to maximizing stockholder value for the benefit of all stockholders. Do not be misled by the Legacy Directors’ allegation that our director representatives are seeking solely to advance our own interests that they claim may somehow be different than yours. This rhetoric is designed to confuse the real issue of this solicitation. As the Company’s largest stockholder, our interests are aligned directly with yours. There is no action we will take that benefits us that does not also benefit all stockholders. In addition, we are subject to the provisions of Section 203 of Delaware law that prohibits us and our affiliates from consummating an acquisition of Adaptec without the approval by the Board and by the holders of two-thirds of the Company’s shares not owned by us or our affiliates.

Unlike the Legacy Directors, we have recently acquired a significant number of shares, which demonstrates our confidence in our ability to maximize stockholder value for all stockholders.

•	The Legacy Directors appear to believe in nothing more than executing their own self-serving agenda to protect their positions and Board fees.

•
Adaptec needs a Board and a leader focused on exploring all strategic alternatives to maximize the value of Adaptec, including the sale of the Company’s business operations and maximizing the value of the Company’s intellectual property, real estate and tax assets.

•
We need a Board that will act with discipline with regard to the Company’s cash and other assets. The Legacy Directors appear to be focused on entrenchment, while advancing their own agenda, no matter what the cost to stockholders.

PROTECT YOUR INVESTMENT IN ADAPTEC.
VOTE THE WHITE CONSENT CARD TODAY!

The Company is at a crossroads - the Legacy Directors are attempting to implement their own self-serving agenda and consolidate their control of the Company without your permission.

Help us limit the influence of the Legacy Directors by removing Messrs. Sundaresh and Loarie from the Board. The result will be a balanced Board that is well-equipped to manage the Company’s affairs and ensure management acts with the discipline needed to protect and enhance stockholder value. Vote for to protect your investment today!

If you have any questions about our consent or how to give your consent, please contact our proxy solicitor MacKenzie Partners at 800-322-2885 or 212-929-5500.

Sincerely,

/s/ Warren G. Lichtenstein

Warren G. Lichtenstein
Steel Partners II, L.P.

About Steel Partners

Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Contact:

Steel Partners
Jason Booth, 310-941-3616
jason@steelpartners.com